Exhibit 99

Anadarko to Acquire Gulfstream Resources
Establishes Operations in Middle East

HOUSTON, June 25 /PRNewswire/ -- Anadarko Petroleum Corporation (NYSE: APC) announced today that it has entered into an agreement to acquire Canadian-based Gulfstream Resources Canada Limited (Toronto: GUR) for C$2.65 per share in cash. The total value of the acquisition is approximately US$137 million, subject to normal closing adjustments.

Gulfstream Resources is an international oil and gas exploration and production company with assets in Qatar and Oman. When the acquisition is complete, Anadarko will add an estimated 70 million barrels of oil equivalent (BOE) of proved reserves and 4,700 barrels of oil per day (BOPD) of production to its worldwide portfolio.

Gulfstream's Board of Directors has unanimously approved the acquisition agreement. Directors and officers of Gulfstream, holding approximately 5.8 percent of the Gulfstream common shares, have agreed to tender their shares to Anadarko.

The terms of the agreement reached by Gulfstream and Anadarko are set forth in a pre-offer agreement. Anadarko intends to mail its offer on or prior to July 6, 2001. The offer is expected to remain open for 35 days from the date of mailing. Gulfstream has agreed to discontinue its efforts to seek and consider strategic alternatives, close its data rooms, not solicit other proposals, and to provide Anadarko with a right to match competing offers. Gulfstream will waive the application of its Shareholder Rights Plan to Anadarko's offer.

Gulfstream has agreed to pay a break fee to Anadarko of C$8 million if the offer is not completed. Anadarko expects to close the transaction in the third quarter of this year and will fund the acquisition from cash.

"This acquisition reflects Anadarko's ongoing strategy to realign our portfolio of projects by buying and selling properties. In this way, we maximize returns and growth for our shareholders,'' said John N. Seitz, Anadarko President and Chief Operating Officer. "A previously announced property sales program is also under way,'' he added.

"The Gulfstream properties provide Anadarko with production and exploration in the Middle East, which offers a world-class petroleum system with high exploration success rates and low finding and developing costs. It holds the world's largest future resource for crude oil and natural gas reserves,'' Seitz said.

"These properties give us a solid base from which to grow production from existing fields and from future exploration. We are confident this can be achieved by applying Anadarko's significant expertise in seismic imaging, drilling and completion technology and reservoir management,'' he added.

The agreement with Anadarko, selected over proposals from other parties, represents the culmination of Gulfstream's comprehensive process to identify the best opportunity to maximize shareholder value. The process was initiated on April 15, 2001, after the initial announcement of the ROC Oil Co. offer on April 2, 2001.

Summary of Gulfstream's Qatar properties

-- Block 12 contains the Al Rayyan field -- currently producing 12,000 BOPD. A recently approved development plan is expected to more than double field capacity in 2002. Gulfstream holds a 65 percent working interest in the 19,000-acre block.

-- Block 11 is located south of Al Rayyan and covers 652,000 acres. Two exploration wells are planned this year for the block. Gulfstream holds a 49 percent working interest in this block.

-- Block 13 is an exploration block that is on trend with the giant Dukhan oil field, which has estimated recoverable reserves of 5 billion barrels. Gulfstream has a 65 percent working interest in Block 13. The boundaries for this 215,000-acre block have recently been confirmed by the International Court of Justice, and exploration efforts will commence this year with a comprehensive seismic program.

Summary of Gulfstream's Oman property

-- Block 30 is operated by Gulfstream, with a 100 percent working interest. Three gas fields are under development and will supply gas to the Omani government. A long-term sales agreement has been signed, and production of more than 80 million cubic feet a day is expected by mid-2002.

Anadarko Petroleum Corporation has proved reserves of more than 2 billion BOE and reported daily production of 522,000 BOE in the first quarter of 2001. Domestically, it has operations in Texas, Louisiana, the Mid-Continent and Rocky Mountain regions, Alaska and the Gulf of Mexico. Internationally, it is active in Canada, Algeria, Tunisia, West Africa, Venezuela, Georgia and the North Atlantic.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. See Additional Factors Affecting Business in the Management's Discussion and Analysis (MD&A) included in the company's 2000 Annual Report on Form 10-K.